EXHIBIT 10.1

AUGUST TECHNOLOGY CORPORATION

AMENDED 1998 DIRECTOR COMPENSATION PLAN

Amendment to Schedule 1 – effective January 1, 2005

Section 1.b.ii.5 of Schedule 1 is amended to delete “compensation not to exceed 4 special meetings per year.”

Section 1.b.ii of Schedule 1 is amended by adding a new subsection 6 to read as follows:

6.             $10,000/year to lead director

All other terms of the Amended 1998 Director Compensation Plan and Schedule 1 remain in effect.